Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

Name	Jurisdiction of organization
Great Elm Capital Corp.	Maryland
Openwave Systems (Brasil) LTDA.	Brazil
Openwave Systems (Deutschland) GmbH	Germany
Openwave Systems Service India Private LTD.	India
Openwave Systems (South Africa) Pty LTD	South Africa
Openwave Systems Co. (South Korea) LTD.	South Korea
Openwave Systems International, Inc.	Delaware
Openwave Systems International Holdings, Inc.	Delaware
Openwave Technologies Inc.	Delaware
Signalsoft Corporation	California
Solomio Corporation	Delaware